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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.______)*

                           Kofax Image Products, Inc.
                        ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                   500200100
                        ---------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of  8 Pages

---------------------------                          ---------------------------
CUSIP No. 500200100                  13G                  Page 2 of 8 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners, a California Limited Partnership
         I.D. # 77-0046357
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               469,946
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         469,946
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         469,946
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.77
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 Pages

---------------------------                          ---------------------------
CUSIP No. 500200100                 13G                  Page 3 of 8 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Management, a California Limited Partnership
         I.D. #77-0042122
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               505,086
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         505,086
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         505,086
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.43
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 8 Pages

---------------------------                          ---------------------------
CUSIP No. 500200100                  13G                  Page 4 of 8 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates, a California Limited Partnership
         I.D. #77-0093623
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               35,140
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         35,140
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         35,140
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         N/A
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.66
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 8 Pages

Item 1:  Issuer

(a)      Issuer:  Kofax Image Products

(b)      Address of Principal Office: Three Jenner Street
                                      Irvine, CA 92618-3802

Item 2:

(a)      Filing Persons:
                  Sigma Partners, a California Limited Partnership ("SP") Sigma Management, a California Limited Partnership ("SM") Sigma Associates, a California Limited Partnership ("SA")

(B)      Principal Buisness Address: 2884 Sand Hill Road #121
                                     Menlo Park, CA 94025

(c)      Place of Organization:
                  SP - California
                  SM - California
                  SA - California

(d)      Title of Class of Securities: Common Stock

(e)      CUSIP No.:  500200100

Item 3:  Not Applicable

Item 4:  Ownership
                                      SP               SM                SA
                                     -----            -----             -----
(a) Beneficial Ownership            469,946         505,086            35,140

(b) Percentage of Class                8.77            9.43              0.66

(c)   Sole Voting Power:            469,946         505,086            35,140

      Shared Voting Power:               0                0                  0

      Sole Dispositive Power:       469,946         505,086            35,140

      Shared Dispositive Power:          0                0                  0




                               Page 5 of 8 Pages

In addition to the above, each of J. Burgess Jamieson, Gardner C. Hendrie, Clifford L. Haas, C. Bradford Jeffries and Lawrence G. Finch, the five general partners of SM, may be deemed to share voting and dispositive power over the 505,086 shares owned by SP, SM and SA.

Item 5:  Not Applicable

Item 6:

Under certain circumstances set forth in SP's, SM's and SA's limited partnership agreements, the general partners and limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the common stock of Issuer owned by each such fund.

Item 7:  Not Applicable

Item 8:  Not Applicable

Item 9:  Not Applicable

Item 10: Not Applicable

Exhibit A:        Joint Filing Statement



                               Page 6 of 8 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 27, 1998


                                         SIGMA PARTNERS, A CALIFORNIA
                                         LIMITED PARTNERSHIP

                                         By its General Partner,
                                         Sigma Management, a California
                                         Limited Partnership


                                         By:  /s/ Clifford L. Haas
                                             -----------------------------------
                                              General Partner

                                         PRINT: Clifford L. Haas

                                         SIGMA MANAGEMENT, A CALIFORNIA
                                         LIMITED PARTNERSHIP


                                         By:  /s/ Clifford L. Haas
                                             -----------------------------------
                                              General Partner

                                         PRINT: Clifford L. Haas

                                         SIGMA ASSOCIATES, A CALIFORNIA
                                         LIMITED PARTNERSHIP


                                         By:  /s/ Clifford L. Haas
                                             -----------------------------------
                                              General Partner

                                         PRINT: Clifford L. Haas






                               Page 7 of 8 Pages

                                    EXHIBIT A


We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

DATE:    January 27, 1998

                                         SIGMA PARTNERS, A CALIFORNIA
                                         LIMITED PARTNERSHIP

                                         By its General Partner,
                                         Sigma Management, a California
                                         Limited Partnership


                                         By:  /s/ Clifford L. Haas
                                             -----------------------------------
                                              General Partner

                                         PRINT: Clifford L. Haas

                                         SIGMA MANAGEMENT, A CALIFORNIA
                                         LIMITED PARTNERSHIP


                                         By:  /s/ Clifford L. Haas
                                             -----------------------------------
                                              General Partner

                                         PRINT: Clifford L. Haas

                                         SIGMA ASSOCIATES, A CALIFORNIA
                                         LIMITED PARTNERSHIP


                                         By:  /s/ Clifford L. Haas
                                             -----------------------------------
                                              General Partner

                                         PRINT: Clifford L. Haass



                               Page 8 of 8 Pages